Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical financial statements of CB Richard Ellis Group, Inc. (the “Company”) and Trammell Crow Company, which was acquired by the Company on December 20, 2006 (the “Trammell Crow Company acquisition”). As applicable, the pro forma amounts presented also give effect to the sale of Trammell Crow Company’s approximately 19% ownership interest in Savills plc, which is referred to as “Savills”, shortly after the Trammell Crow Company acquisition.  The disposition was effected through the sale of 25,878,398 shares of Savills for proceeds net of selling costs and estimated capital gains tax of approximately $241.1 million. The unaudited pro forma combined balance sheet as of September 30, 2006 gives effect to the Trammell Crow Company acquisition and the sale of Savills as if they had occurred on September 30, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 give effect to the Trammell Crow Company acquisition and the sale of Savills as if they had occurred on January 1, 2005. All of the transactions described above are collectively referred to as the “pro forma transactions.” The pro forma combined statements of operations exclude estimated nonrecurring charges of $81.8 million relating to change of control payments, employee severance costs, facilities closure costs and other transaction costs that the Company expects to incur within the twelve months following the Trammell Crow Company acquisition. The pro forma combined statements of operations also exclude a loss on extinguishment of debt of $12.0 million relating to estimated premiums and write-off of unamortized deferred financing costs in connection with the repayment of the 9 3/4% senior notes.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position actually would have been had the Trammell Crow Company acquisition and the related transactions in fact occurred on the dates specified, nor does the information purport to project the Company’s results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Trammell Crow Company acquisition and the related transactions.

Once the Company has completed the valuation studies necessary to finalize the required purchase price allocations in connection with the Trammell Crow Company acquisition and identified any changes necessary to conform Trammell Crow Company’s financial presentation to its own, the unaudited pro forma combined financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material.

The unaudited pro forma combined financial information does not reflect any adjustments for synergies that the Company expects to realize commencing upon consummation of the Trammell Crow Company acquisition. No assurances can be made as to the amount of net cost savings, if any, that may be realized.

The unaudited pro forma combined financial information should be read in conjunction with the CB Richard Ellis Group, Inc historical consolidated unaudited financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 which are included in its September 30, 2006 Quarterly Report on Form 10-Q and the CB Richard Ellis Group. Inc. historical audited consolidated financial statements as of December 31, 2005 and for the year then ended which are included in its December 31, 2005 Annual Report on Form 10-K.

The unaudited pro forma combined financial information should be read in conjunction with the Trammell Crow Company historical consolidated unaudited financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 which are included as Exhibit 99.1 of this amendment No. 1 (the “Amendment”) to the Current Report on Form 8-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Trammell Crow Company in its September 30, 2006 Quarterly Report on Form 10-Q. In addition, the unaudited pro forma combined financial information should be read in conjunction with the Trammell Crow Company historical audited consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 which are included as Exhibit 99.2 of this Amendment and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Trammell Crow Company in its December 31, 2005 Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on March 15, 2006 and amended on June 29, 2006.

CB Richard Ellis Group, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of September 30, 2006

	As of September 30, 2006
	Historical		Pro Forma Adjustments
	CB Richard Ellis Group,	Trammell Crow	Disposition of	Trammell Crow Company		Pro Forma
	Inc.	Company (a)	Savills plc (b)	Acquisition		Combined

Assets
Cash and cash equivalents	$138,273	$70,523	$241,107	$(119,999	)(c)	$329,904
Accounts receivable, net	504,430	143,477	—	—		647,907
Warehouse receivable	92,900	—	—	—		92,900
Real estate and other assets held for sale	—	144,171	—	—		144,171
Real estate under development	—	98,684	—	—		98,684
Deferred tax assets, net	58,612	3,855	—	58,543	(d)	121,010
Other current assets	78,806	65,069	(336,144)	345,091	(e)	152,822
Total current assets	873,021	525,779	(95,037)	283,635		1,587,398

Property and equipment, net	153,781	20,386	—	—		174,167
Goodwill	969,571	75,246	—	1,183,961	(f)(g)	2,228,778
Intangible assets, net	106,353	5,667	—	340,849	(h)	452,869
Real estate under development	—	162,640	—	—		162,640
Real estate held for investment	—	116,208	—	—		116,208
Deferred compensation assets	184,548	—	—	—		184,548
Investments in and advances to unconsolidated subsidiaries	122,234	207,230	—	(140,217	)(e)	189,247
Deferred tax assets, net	109,377	12,175	—	(121,552	)(i)	—
Other assets, net	75,241	51,053	—	21,191	(j)	147,485
Total long-term assets	1,721,105	650,605	—	1,284,232		3,655,942

Total Assets	$2,594,126	$1,176,384	$(95,037)	$1,567,867		$5,243,340

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$232,214	$103,617	$—	$48,322	(k)	$384,153
Compensation and employee benefits payable	225,985	33,639	—	30,818	(l)	290,442
Accrued bonus and profit sharing	241,838	48,239	—	—		290,077
Income taxes payable	27,870	6,551	—	—		34,421
Short-term borrowings:
Revolving line of credit	139,762	—	—	—		139,762
Warehouse lines of credit	92,900	—	—	—		92,900
Other	25,414	—	—	—		25,414
Total short-term borrowings	258,076	—	—	—		258,076
Current maturities of long-term debt	322	21	—	11,000	(m)	11,343
Current portion of notes payable on real estate	—	134,418	—	—		134,418
Liabilities related to real estate and other assets held for sale	—	120,455	—	—		120,455
Other current liabilities	22,362	7,028	—	—		29,390
Total current liabilities	1,008,667	453,968	—	90,140		1,552,775

Senior secured term loan A	—	—	—	973,000	(m)	973,000
Senior secured term loan B	—	—	—	1,089,000	(m)	1,089,000
9¾% senior notes	130,000	—	—	(130,000	)(m)	—
Other long-term debt	2,262	140,126	—	(140,100	)(m)	2,288
Total long-term debt	132,262	140,126	—	1,791,900		2,064,288

Notes payable on real estate	—	115,857	—	—		115,857
Deferred tax liabilities	—	—	(69,573)	83,898	(d)(i)	14,325
Deferred compensation liability	200,243	—	—	—		200,243
Other liabilities	198,397	18,671	—	24,545	(n)	241,613

Total Liabilities	1,539,569	728,622	(69,573)	1,990,483		4,189,101

Minority interest	28,715	37,144	—	—		65,859

Class A common stock; $0.01 par value; 325,000,000 shares authorized; 225,282,552 shares issued and outstanding - actaul and pro forma	2,253	—	—	—		2,253
Common stock; $0.01 par value; 100,000,000 shares authorized; 37,903,058 shares issued; 36,337,204 shares outstanding - actual, no shares issued and outstanding pro forma	—	379	—	(379	)(o)	—
Additional paid-in capital	580,848	182,761	—	(182,761	)(o)	580,848
Notes receivable from sale of stock	(83)	—	—	—		(83)
Accumulated earnings	476,988	265,666	(25,464)	(277,664	)(o)	439,526
Accumulated other comprehensive loss	(34,164)	4,927	—	(4,927	)(o)	(34,164)
Treasury stock	—	(43,115)	—	43,115	(o)	—

Total Stockholders’ Equity	1,025,842	410,618	(25,464)	(422,616)		988,380

Total Liabilities & Stockholders’ Equity	$2,594,126	$1,176,384	$(95,037)	$1,567,867		$5,243,340

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Combined Balance Sheet
as of September 30, 2006

(a)             Certain reclassifications, which do not have an effect on net income or equity have been made to Trammell Crow Company’s historical balance sheet as of September 30, 2006 to conform to the Company’s presentation.

(b)             Reflects the sale of Trammell Crow Company’s 19% equity interest in Savills for cash consideration of approximately $311 million, net of selling expenses.  This disposition was completed shortly after the closing of the Trammell Crow Company acquisition.  The difference between the historical book value of this investment at September 30, 2006 and its fair value on December 20, 2006, the date the Company acquired Trammell Crow Company, has been recorded as an adjustment to goodwill.  The difference between the fair value of this investment on December 20, 2006 and the estimated net proceeds from the sale has been reflected as an adjustment to retained earnings.

(c)             Reflects the net effect of the pro forma transactions on cash and cash equivalents as follows:

(in thousands)
Sources:
Senior secured term loan A borrowings	$973,000
Senior secured term loan B borrowings	1,100,000
Total sources	2,073,000

Uses:
Purchase of outstanding shares of Trammell Crow Company (34,792,702 shares at $49.51 per share, plus 626,848.88 of shares held in Trammell Crow Employee Stock Purchase Plan at $49.51 per share) (note f)	(1,753,622)
Settlement of outstanding stock options of Trammell Crow Company (note f)	(120,009)
Payment of transaction costs, excluding financing costs (note f)	(11,389)
Repayment of the 9¾% senior notes, including estimated premium and accrued interest (note m)	(143,203)
Repayment of Trammell Crow Company’s credit facility (note m)	(140,100)
Payment of financing costs (note j)	(24,676)
Total uses	(2,192,999)

Change in cash and cash equivalents	$(119,999)

The Company anticipates incurring approximately $226.3 million in expenditures associated with the pro forma transactions. These expenditures include change of control payments, employee severance, facilities closure costs, financing costs and other transaction costs. The payment schedule for, and accounting treatment of, such costs is expected to be as follows:

	(in thousands)
	Paid by Closing	Paid Over Time	Total Costs
Record as goodwill	$11,389	$108,438	$119,827
Expense as incurred	900	80,900	81,800
Record as deferred financing costs	24,676	—	24,676
Total	$36,965	$189,338	$226,303

The pro forma cash and cash equivalents balance of $329.9 million as of September 30, 2006 is higher than what the Company would have had historically as of September 30, 2006.  This excess cash balance is primarily a result of the Company not assuming the application of the $241.1 million in net proceeds from the sale of Savills for any particular use.  The Company anticipates that a significant portion of this excess cash will be utilized to reduce outstanding debt.

(d)             Represents net adjustments to reflect the tax effect of the pro forma adjustments at applicable statutory rates.  Deferred taxes are subject to the final appraisal and the purchase price allocation to assets and liabilities other than goodwill.

(e)             Reflects the reclass of Trammell Crow Company’s historical book value of its equity investment in Savills to trading securities which is included in other current assets in the Pro Forma combined balance sheet in addition to fair value adjustments related to investments held by Trammell Crow Company.

(f)               The Trammell Crow Company acquisition is being accounted for under the puchase method of accounting.  The total purchase price has been allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values.  A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the unaudited pro forma combined balance sheet.  The final allocation of the purchase price may result in significant differences from the pro forma amounts included in this unaudited pro forma combined financial information.

The following represents the calcultation of the purchase price of the Trammell Crow Company acquisition and the excess purchase price over the estimated fair value of net assets acquired:

(in thousands)
Purchase of outstanding shares of Trammell Crow Company (34,792,702 shares at $49.51 per share)	$1,722,587
Settlement of outstanding stock options of Trammell Crow Company	120,009
Trammell Crow Company Employee Stock Purchase Plan payout (626,848.88 shares at $49.51 per share)	31,035
Transaction costs, net of capitalized financing costs	18,012

Total purchase price	1,891,643

Less: estimated fair value of net assets acquired (see table below)	632,436

Excess purchase price over estimated fair value of net assets acquired	$1,259,207

The preliminary allocation of the purchase price to the assets and liabilities of Trammell Crow Company is comprised of the following:

(in thousands)
Assets:
Current assets	$929,413
Property and equipment	20,386
Other intangible assets	346,516
Other assets	409,152
Total Assets	$1,705,467

Liabilities:
Current Liabilities	$453,968
Liabilities assumed in connection with the Trammell Crow Company acquisition	101,815
Deferred tax liabilities	205,450
All other liabilities	311,798
Total Liabilities	$1,073,031

Estimated fair value of net assets acquired	$632,436

(g)            The adjustments to goodwill are comprised of the following:

(in thousands)
Excess purchase price over estimated fair value of net assets acquired	$1,259,207
Less: Trammell Crow Company historical goodwill	(75,246)

Net pro forma adjustments to goodwill	$1,183,961

(h)            The adjustments to other intangible assets are comprised of the following:

(in thousands)
Preliminary fair value of Trammell Crow Company’s customer relationships acquired	$220,000
Preliminary fair value of Trammell Crow Company’s tradename acquired	84,000
Preliminary fair value of Trammell Crow Company’s net revenue backlog acquired	36,849

Net pro forma adjustments to other intangibles	$340,849

Customer relationships represent intangible assets relating to existing relationships primarily in Trammell Crow Company’s brokerage, property management, project management and facilities management lines of business.  These intangibles are being amortized over estimated useful lives of up to twenty years.  The trade name represents the “Trammell Crow” name to be used in providing development services by the Company on an indefinite basis and accordingly is not being amortized.  Net revenue backlog and incentive fees acquired represent the fair value of net revenue backlog and incentive fees of Trammell Crow Company as of the acquisition date and will be amortized over estimated useful lives of up to one year.

(i)               Reflects reclassification of deferred tax asset as a reduction to deferred tax liabilties as on a pro forma combined basis the Company has an overall net deferred tax liability.

(j)               The adjustments to other assets are comprised of the following:

(in thousands)
Financing costs associated with debt issued in connection with the pro forma transactions	$24,676
Write-off of unamortized deferred financing costs relating to the repayment of the 9¾% senior notes	(3,548)
Write-off of unamortized deferred financing costs relating to the repayment of Trammell Crow Company’s revolving credit facility	(716)
Fair value adjustment relating to cost investments held by Trammell Crow Company	779

Net pro forma adjustments to other assets	$21,191

(k)           The adjustments to account payable and accrued expenses are comprised of the following:

(in thousands)
Accrued change of control payments and other contractual obligations	$36,961
Accrued litigation settlements	6,212
Accrued transaction costs	6,623
Accrued facilities closure costs	3,279
Repayment of accrued interest on the 9¾% senior notes	(4,753)

Net pro forma adjustments to accounts payable and accrued expenses	$48,322

(l)               The adjustments to compensation and employee benefits payable are comprised of the following:

(in thousands)
Accrued severance	$18,422
Accrued other contractual obligations	12,396

Net pro forma adjustments to compensation and employee benefits payable	$30,818

(m)         Reflects the incurrence and repayment of debt as follows:

(in thousands)
Non-current portion:
Term A loan borrowings	$973,000
Term B loan borrowings	1,089,000
Repayment of the 9¾% senior notes	(130,000)
Repayment of Trammell Crow Company’s credit facility	(140,100)
1,791,900
Current portion:
Term B loan borrowings	11,000

Net pro forma adjustments to debt	$1,802,900

In connection with the Trammell Crow Company acquisition, the Company entered into an amendment to its Credit Agreement (the Credit Agreement) to, among other things, allow the consummation of the acquisition and the incurrence of senior secured term loan facilities for an aggregate principal amount of up to $2.2 billion to finance such acquisition.  The $1.1 billion tranche A term loan facility (of which $973.0 million has been reflected as drawn) matures on December 20, 2011.  The $1.1 billion tranch B term loan facility matures on December 20, 2013.

Pursuant to the terms of the Agreement and Plan of Merger, dated October 20, 2006, on November 3, 2006, the Company caused its wholly owned subsidiary, CB Richard Ellis Services, Inc., to launch a tender offer and consent solicitation for all of its outstanding 9 3/4% senior notes.  In connection with this tender offer, the Company will pay an estimated premium of $8.5 million and write-off unamortized deferred financing costs of $3.5 million.

In connection with the Trammell Crow Company acquisition, the Company immediately repaid Trammell Crow Company’s outstanding revolving credit facility balance on December 20, 2006.  Unamortized deferred financing costs of $0.7 million were written off in connection with this repayment.

(n)            The adjustments to other long-term liabilities are comprised of the following:

(in thousands)
Accrued other contractual obligations	$16,739
Accrued facilities closure costs	7,806

Net pro forma adjustments to other long-term liabilities	$24,545

(o)             Reflects the elimination of Trammell Crow Company’s historical equity and adjustments as follows:

(in thousands)
Elimination of Trammell Crow Company’s equity:
Trammell Crow Company’s historical common stock	$(379)
Trammell Crow Company’s additional paid in capital	(182,761)
Trammell Crow Company’s accumulated earnings	(265,666)
Trammell Crow Company’s accumulated other comprehensive income	(4,927)
Trammell Crow Company’s historical treasury stock	43,115
Pro forma adjustments to Trammell Crow Company’s historical equity	(410,618)

Adjustments to accumulated earnings
Premiums paid in connection with the repayment of the 9¾% senior notes	(8,450)
Write off unamortized deferred financing costs in connection with the repayment of the 9¾% senior notes	(3,548)
Pro forma adjustments to accumulated earnings	(11,998)

Net pro forma adjustments to equity	$(422,616)

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(in thousands, except share data)

	Historical		Pro Forma Adjustments

	CB Richard Ellis Group, Inc. (a)	Trammell Crow Company (b)	Disposition of Savills plc (c)	Trammell Crow Company Acquisition		Pro Forma Combined

Revenue	$3,194,026	$874,562	$—	$—		$4,068,588
Costs and expenses:
Cost of services	1,753,472	—	—	—		1,753,472
Operating, administrative and other	1,022,632	—	—	—		1,022,632
Cost and expenses - Trammell Crow Company	—	843,806	—	—		843,806
Depreciation and amortization	45,516	9,195	—	48,687	(d)	103,398
	2,821,620	853,001	—	48,687		3,723,308

Gain on disposition of real estate	—	18,553	—	—		18,553
Operating income	372,406	40,114	—	(48,687)		363,833

Equity income from unconsolidated subsidiaries	38,425	24,052	(10,336)	—		52,141
Minority interest expense (income)	2,163	(4,013)	—	—		(1,850)
Interest income	11,221	2,833	—	—		14,054
Interest expense	56,281	4,559	—	130,391	(e)	191,231
Loss on extinguishment of debt	7,386	—	—	—		7,386
Income from continuing operations before provision for income taxes	356,222	66,453	(10,336)	(179,078)		233,261
Provision for income taxes	138,881	24,583	40	(68,408	)(f)	95,096
Income from continuing operations	$217,341	$41,870	$(10,376)	$(110,670)		$138,165
Basic earnings per share from continuing operations	$0.98					$0.62
Weighted average shares outstanding for basic earnings per share	222,129,066					222,129,066
Diluted earnings per share from continuing operations	$0.95					$0.60
Weighted average shares outstanding for diluted earnings per share	229,855,056					229,855,056

The accompanying notes are an integral part of these financial statements.

CBRE HOLDING, INC.
Notes to Unaudited Pro Forma Combined Statements of Operations
For the Twelve Months Ended December 31, 2005

(a)                  In the fourth quarter of 2006, pursuant to Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket” Expenses Incurred,’ and EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” management has concluded that the accounting for certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations should be presented on a grossed up basis versus a net expense basis.  Accordingly, we reclassified such reimbursements from cost of services to revenue for the year ended December 31, 2005 to be consistent with the presentation for the year ended December 31, 2006.   As a result, amounts reflected as “Revenue” and “Cost of Services” in the consolidated statements of operations for the year ended December 31, 2005 have been increased from the amounts previously reported by $283.4 million.  This reclassification had no impact on operating income, net income, earnings per share or stockholders’ equity.

(b)                 Certain reclassifications, which do not have an effect on net income have been made to Trammell Crow Company’s historical consolidated statement of operations for the year ended December 31, 2005 to conform to the Company’s presentation.

(c)                  Reflects the elimination of the historical results of Savills.  This disposition was completed shortly after the closing of the Trammell Crow Company acquistion.  For the purposes of the unaudited pro forma combined statement of operations, this disposition was assumed to have occurred on January 1, 2005.

(d)                 This increase is comprised of pro forma amortization expense related to net revenue backlog and incentive fees as well as an intangible asset representing customer relationships, all acquired as part of the Trammell Crow Company acquisition.  The net revenue backlog and incentive fees consist of net commissions receivable on Trammell Crow Company’s revenue producing transactions which were at various stages of completion prior to the Trammell Crow Company acquisition.  The net revenue backlog and incentive fees are being amortized over useful lives of up to one year.  The fair value of Trammell Crow Company’s customer relationships is being amortized over their estimated useful lives ranging up to 20 years.

(e)                  The increase in pro forma interest expense as a result of the pro forma transactions is as follows:

Interest on $1.1 billion Term B loan facility at 6.86% per annum (1)	$75,178
Interest on $973 million Term A loan facility at 6.90% per annum (1)	67,136
Amortization of deferred financing costs over the term of each respective debt instrument	4,281
Subtotal	146,595
Less: Historical interest expense of Trammell Crow Company related to its revolving credit facility	(2,161)
Less: Historical interest expense assoicated with the Company’s 9¾% senior notes	(12,683)
Less: Historical amortization of deferred financing costs and debt discount associated with above mentioned historical debt	(1,360)
Subtotal	(16,204)
Net Increase in interest expense	$130,391

(1)                  Represents the weighted average interest rates at the date of the Trammell Crow Company acquisition. A change in the interest rates by 1/8 percent would impact interest expense by approximately $2.5 million.

(f)                    To record the tax effect of the purchase accounting adjustments using the Company’s current rate of 38.2%.

CBRE HOLDING, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006
(in thousands, except share data)

	Historical		Pro Forma Adjustments

	CB Richard Ellis Group, Inc. (a)	Trammell Crow Company (b)	Disposition of Savills plc (c)	Trammell Crow Company Acquisition		Pro Forma Combined

Revenue	$2,622,757	$702,142	$—	$—		$3,324,899

Costs and expenses:
Cost of services	1,412,497	—	—	—		1,412,497
Operating, administrative and other	841,881	—	—	—		841,881
Cost and expenses - Trammell Crow Company	—	689,875	—	—		689,875
Depreciation and amortization	42,077	8,419	—	7,745	(d)	58,241
	2,296,455	698,294	—	7,745		3,002,494

Gain on disposition of real estate	—	19,370	—	—		19,370
Operating income	326,302	23,218	—	(7,745)		341,775

Equity income from unconsolidated subsidiaries	25,976	18,568	(11,538)	—		33,006
Minority interest expense (income)	1,232	411	—	—		1,643
Interest income	7,568	3,710	—	—		11,278
Interest expense	34,755	6,405	—	96,600	(e)	137,960
Loss on extinguishment of debt	22,255	—	—	—		22,255

Income from continuing operations before provision for income taxes	301,604	38,680	(11,538)	(104,345)		224,401
Provision for income taxes	108,131	14,558	(783)	(39,860	)(f)	82,046
Income from continuing operations	$193,473	$24,122	$(10,755)	$(64,485)		$142,355
Basic earnings per share from continuing operations	0.86					0.63
Weighted average shares outstanding for basic earnings per share	226,095,680					226,095,680
Diluted earnings per share from continuing operations	0.83					0.61
Weighted average shares outstanding for diluted earnings per share	233,519,809					233,519,809

The accompanying notes are an integral part of these financial statements.

CBRE HOLDING, INC.

Notes to Unaudited Pro Forma Combined Statements of Operations

For the Nine Months Ended September 30, 2006

(a)                  In the fourth quarter of 2006, pursuant to Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” management has concluded that the accounting for certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations should be presented on a grossed up basis versus a net expense basis.  Accordingly, we reclassified such reimbursements from cost of services to revenue for the nine months ended September 30, 2006 to be consistent with the presentation for the year ended December 31, 2006.   As a result, amounts reflected as “Revenue” and “Cost of Services” in the consolidated statements of operations for the nine months ended September 30, 2006 have been increased from the amounts previously reported by $202.6 million.  This reclassification had no impact on operating income, net income, earnings per share or stockholders’ equity.

(b)                 Certain reclassifications, which do not have an effect on net income have been made to Trammell Crow Company’s historical consolidated statement of operations for the nine months ended September 30, 2006 to conform to the Company’s presentation.

(c)                  Reflects the elimination of the historical results of Savills. This disposition was completed shortly after the closing of the Trammell Crow Company acquistion.  For the purposes of the unaudited pro forma combined statement of operations, this disposition was assumed to have occurred on January 1, 2005.

(d)                 This increase is comprised of pro forma amortization expense primarily related to an intangible asset representing Trammell Crow Company’s customer relationships.  The fair value of Trammell Crow Company’s customer relationships is being amortized over their estimated useful lives ranging up to 20 years.

(e)                  The increase in pro forma interest expense as a result of the pro forma transactions is as follows:

Interest on $1.1 billion Term B loan facility at 6.86% per annum (1)	$56,454
Interest on $973 million Term A loan facility at 6.90% per annum (1)	50,352
Amortization of deferred financing costs over the term of each respective debt instrument	3,211
Subtotal	110,017
Less: Historical interest expense of Trammell Crow Company related to its revolving credit facility	(2,819)
Less: Historical interest expense assoicated with the Company’s 9¾% senior notes	(9,506)
Less: Historical amortization of deferred financing costs and debt discount associated with above mentioned historical debt	(1,092)
Subtotal	(13,417)
Net Increase in interest expense	$96,600

(1)                  Represents the weighted average interest rates at the date of the Trammell Crow Company acquisition. A change in the interest rates by 1/8 percent would impact interest expense by approximately $1.9 million.

(f)                    To record the tax effect of the purchase accounting adjustments using the Company’s current rate of 38.2%.